Item 77I/77Q1(d) - Terms of new or amended securities:

Columbia Funds Variable Series Trust II

On April 29, 2014, a Form Type 485(b), Accession No. 0001193125-14-166684, an amendment to the registration statement of Columbia Funds Variable Series Trust II, was filed with the SEC. This amendment registered new Class 1 and Class 2 shares of Columbia Variable Portfolio - Balanced Fund, effective May 1, 2014, and describes the characteristics of the new classes of shares.